Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Second Quarter 2020 Financial Results
Alexandria, Louisiana, July 29, 2020, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”), (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the second quarter of 2020.
Net income for the second quarter of 2020 was $6.9 million, or $0.93 per diluted common share ("EPS"), an increase of $109,000, or 1.6%, compared to $6.7 million, or $0.92 EPS, for the first quarter of 2020, and an increase of $1.3 million, or 23.8%, compared to $5.5 million, or $0.78 EPS, for the second quarter of 2019.
Net income for the six months ended June 30, 2020, was $13.6 million, or $1.85 EPS, an increase of $2.4 million, or 21.1%, compared to $11.2 million, or $1.63 EPS, for the six months ended June 30, 2019.
Second Quarter 2020 Performance and Operational Highlights

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The second quarter of 2020 was dominated by the continuation of the novel coronavirus ("COVID-19") pandemic, the implementation of the Small Business Administration ("SBA") Paycheck Protection Program ("PPP"), the government-mandated economic shutdowns, and the resulting economic challenges.

•
Red River Bank participated in the SBA PPP and originated $199.0 million of PPP loans at 1.0% interest during the second quarter of 2020. These loans resulted in $730,000 of origination fees recognized as income in the second quarter of 2020 and $6.3 million in deferred income as of June 30, 2020.

•	The quarterly return on assets was 1.20%, and the quarterly return on equity was 10.30%.

•
Assets, loans held for investment ("HFI"), and deposits increased significantly in the second quarter of 2020 as a result of the new PPP loans and higher deposit balances. Deposits increased due to customers receiving funds from various government stimulus programs and depositing the proceeds from their PPP loans, as well as higher deposit account opening activity.

•
The net interest margin for the second quarter of 2020 was negatively impacted by the low interest rate environment throughout the entire second quarter. The net interest margin, fully tax equivalent ("FTE") for the second quarter of 2020 was 3.12%, compared to 3.41% for the prior quarter.

•	Mortgage loan income for the second quarter of 2020 was a Company high of $1.9 million due to the low mortgage interest rate environment resulting in increased mortgage refinancing activity.

•	In the second quarter of 2020, we declared and paid a quarterly cash dividend of $0.06 per common share.

•
Our investment group began a conversion of our registered broker-dealer relationship to LPL Financial. This conversion is expected to support future growth as well as provide better technology and benefits to our customers and investment group.

Blake Chatelain, President and Chief Executive Officer stated, "The second quarter of 2020 was challenging for the Company, our customers, communities, and employees. The highlight of the quarter was our performance with PPP loans. The Red River Bank PPP team worked together to help borrowers through the PPP process, with approximately 95% of our applicants receiving their PPP funds during the first round, and the remaining 5% of our applicants receiving their funding quickly in the second round. These funds were crucial to helping our borrowers operate and pay their employees during the pandemic-caused shutdown.
"In the second quarter of 2020, we assessed the possible impact of the economic shutdown on our loan portfolio and increased the provision for loan loss expense by $1.0 million compared to the prior quarter. As of June 30, 2020, our asset quality metrics remained solid; however, we recognize the uncertainty relating to the economic damage caused by the shutdown and the future risks associated with the continuing COVID-19 pandemic. We continue to monitor loan payment status closely, and we will adjust the provision for loan losses as needed in the third and fourth quarters of 2020.
"Due to the pandemic and the related economic shutdown, customer banking transactions were lower than normal, commercial loan demand was weak, and income in selected categories was reduced. These challenges were offset by robust mortgage refinancing activity resulting in higher mortgage income, accomplished in spite of new, challenging complexities in the mortgage market.
"Also in the second quarter of 2020, deposit balances increased 19.8%, and we experienced record-high new deposit account opening activity. We believe that our banking reputation benefited from our simple, digital PPP process that was quickly available to borrowers. We have, and are still gaining, new banking relationships due to our focus on serving our customers quickly, efficiently, and professionally. Times like these provide us the opportunity to build value with our customers and our communities. Community banks are the lifeline of the small business economy, and the PPP was possible due to community banks like Red River Bank. We are preparing for the PPP forgiveness process and plan to support our borrowers with this important next step. We are optimistic about the recovery; however, we realize that it is likely to be a longer and more volatile path than originally expected."
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the second quarter of 2020 were impacted by having a full quarter of the lower interest rate environment stemming from the 150 basis point ("bp(s)") decrease to the target federal funds rate by the Federal Reserve in March 2020.
Net interest income for the second quarter of 2020 was $17.0 million, which was $868,000, or 5.4%, higher than the first quarter of 2020, due to a $443,000 increase in interest and dividend income, combined with a $425,000 decrease in interest expense. Interest and dividend income increased due to $1.2 million of PPP loan income recorded during the second quarter, partially offset by the lower interest rate environment impact on variable rate earning assets. For the second quarter of 2020, average short-term liquid assets increased $105.6 million compared to the prior quarter, while interest income on short-term liquid assets decreased $250,000 for the same period, due to the lower interest rate environment. The increase in the average short-term liquid assets was due to an increase in deposits as customers received funds from various government stimulus programs and deposited the proceeds from their PPP loans, as well as higher deposit account opening activity. Interest expense decreased as a result of our decision to reduce interest rates on deposits in the second quarter.
The net interest margin FTE decreased 29 bps to 3.12% for the second quarter of 2020, compared to 3.41% for the prior quarter, mainly due to the significant Federal Reserve rate decreases in March 2020. The yield on loans decreased 29 bps to 4.21% due to both the impact of the lower interest rate environment on new, renewed, and floating rate loans and the impact of the lower rate PPP loans added during the second quarter. As of June 30, 2020, floating rate loans were 13.5% of loans HFI. The yield on federal funds sold decreased 114 bps, whereas the yield on interest-bearing balances due from banks decreased 125 bps due to the lower interest rate environment. The resulting yield on interest-earning assets was 3.45% for the second quarter of 2020, compared to 3.89% for the first quarter of 2020. The cost of deposits was 0.41% for the second quarter of 2020, compared to 0.58% for the prior quarter. The cost of deposits was lower during the second quarter due to average noninterest-bearing deposits increasing $228.2 million, or 38.7%, combined with a 19 bp decrease in the rate on interest-bearing deposits during the same period as a result of our adjustments to deposit rates.
To assist with funding PPP loans, on April 15, 2020, the Company borrowed $50.0 million from the Federal Home Loan Bank of Dallas at a rate of 0.35% under our existing line of credit. Due to having adequate liquidity, the $50.0 million advance was paid off on May 19, 2020.
Red River Bank originated $199.0 million of PPP loans in the second quarter of 2020 at an interest rate of 1.0%. Under the terms of the PPP, we received loan origination fees from the SBA ranging from 1.0% to 5.0% of the initial principal amount of the loans. Our PPP origination fees were $7.0 million, or 3.52%, of originated PPP loans and are being recorded to interest income over the 24-month loan term. For the second quarter of 2020, PPP loan interest and fees totaled $1.2 million resulting in a 2.99% yield.
Excluding PPP loan income, net interest income (non-GAAP) for the second quarter of 2020 was $15.8 million(1), which was $285,000, or 1.8%, lower than the first quarter of 2020. Also, with PPP loans excluded for the second quarter of 2020, the yield on non-PPP loans (non-GAAP) was 4.34%(1), and the net interest margin FTE (non-GAAP) was 3.13%(1). PPP loans had a 13 bp dilutive impact to the yield on loans and a one bp dilutive impact to the net interest margin FTE.
Provision for Loan Losses
The provision for loan losses for the second quarter of 2020 was $1.5 million which was $1.0 million higher than $503,000 for the prior quarter, due to expected economic pressures relating to the continuing COVID-19 pandemic.
Noninterest Income
Noninterest income totaled $5.8 million for the second quarter of 2020, an increase of $1.1 million, or 23.1%, compared to $4.7 million for the previous quarter. The increase was mainly due to higher mortgage loan income, a larger gain on the sale of securities, and higher loan and deposit income, partially offset by a decrease in service charges on deposit accounts and lower brokerage income.
Mortgage loan income for the second quarter of 2020 was $1.9 million, an increase of $1.1 million, or 119.0%, from the previous quarter's total of $889,000. The growth in mortgage loan income was driven by increased refinancing activity as a result of continued low mortgage interest rates.
The gain on the sale of securities was $840,000 for the second quarter of 2020, compared to a $383,000 gain in the first quarter. In the second quarter of 2020, we executed an additional portfolio restructuring transaction in response to the lower interest rate environment which complemented the restructuring performed in the prior quarter.

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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Loan and deposit income totaled $627,000 for the second quarter of 2020, an increase of $327,000, or 109.0%, from the previous quarter. This increase was primarily due to $230,000 of nonrecurring commercial real estate loan fees in the second quarter of 2020.
Service charges on deposit accounts totaled $718,000 for the second quarter of 2020, a decrease of $510,000, or 41.5%, compared to $1.2 million for the prior quarter. This decrease was due to lower customer deposit transaction activity and reduced deposit fees. In order to assist our customers during the COVID-19 pandemic, we temporarily reduced our non-sufficient funds fee by 50% and suspended other deposit fees. These second quarter fee adjustments resulted in approximately $168,000 in lower deposit fees.
Brokerage income for the second quarter of 2020 was $395,000, a decrease of $349,000, or 46.9%, compared to $744,000 in the previous quarter. The decrease was primarily due to the combination of a Company high level of brokerage income reported in the first quarter of 2020, and a reduction in normal brokerage activity and revenue resulting from the conversion work associated with our migration to a new Red River Bank investment group broker-dealer partner beginning in the second quarter.
Operating Expenses
Operating expenses for the second quarter of 2020 totaled $12.9 million, an increase of $919,000, or 7.7%, compared to $12.0 million for the first quarter of 2020. The increase was mainly due to higher other operating expenses, personnel expenses, regulatory assessment expense, and legal and professional expenses.
Other operating expenses increased $355,000 to $976,000 for the second quarter of 2020, returning to normal operating levels compared to the first quarter. In the first quarter of 2020, we recorded a nonrecurring $311,000 expense reduction related to the dissolution of an acquired subsidiary.
Personnel expenses totaled $7.6 million for the second quarter of 2020, up $298,000, or 4.1%, from the first quarter of 2020. This increase was due to annual merit increases effective April 2020 and increased revenue-based commission compensation due to higher mortgage commissions, partially offset by lower brokerage commissions.
Regulatory assessment expense increased $113,000, or 434.6%, to $139,000 for the second quarter of 2020 compared to $26,000 for the first quarter of 2020. This increase was due to a $113,000 increase in our FDIC insurance assessment expense. The Bank was notified by the FDIC that it would again have an FDIC insurance assessment starting in the second quarter of 2020, compared to no FDIC insurance assessment for the prior quarter.
Legal and professional expenses totaled $605,000 for the second quarter of 2020, up $110,000, or 22.2%, from the first quarter of 2020. This increase was due to increased loan collection, audit, and compliance expenses in the second quarter of 2020.
Asset Overview
Assets increased $351.2 million, or 17.5%, to $2.36 billion as of June 30, 2020, compared to $2.01 billion as of March 31, 2020. This increase was primarily due to reporting $192.7 million of PPP loans, net of deferred income, as of June 30, 2020, compared to none at March 31, 2020, combined with a $160.9 million increase in short-term liquid assets as a result of deposit growth outpacing loan growth. The loans HFI to deposits ratio was 78.06% as of June 30, 2020, compared to 83.77% as of March 31, 2020.
Excluding $192.7 million of PPP loans, net of deferred income, assets (non-GAAP) increased $158.5 million, or 7.9%, to $2.17 billion(1) as of June 30, 2020, compared to $2.01 billion as of March 31, 2020. The non-PPP loans HFI to deposits ratio (non-GAAP) was 68.75%(1) as of June 30, 2020, compared to 83.77% as of March 31, 2020.
Loans
Loans HFI as of June 30, 2020, were $1.62 billion, an increase of $167.9 million, or 11.6%, from March 31, 2020. The increase in loans was primarily due to the origination of PPP loans.
In the second quarter of 2020, Red River Bank originated 1,384 PPP loans totaling $199.0 million. As of June 30, 2020, unamortized PPP origination fees were $6.3 million, resulting in $192.7 million of PPP loans, net of deferred income, or 11.9% of loans HFI. The average PPP loan size was $144,000.
As of June 30, 2020, loans HFI excluding $192.7 million of PPP loans (non-GAAP), net of deferred income, were $1.42 billion(1), a decrease of $24.7 million, or 1.7%, from March 31, 2020. The decrease in non-PPP loans was attributable to a decline in new loan growth resulting from the COVID-19 pandemic economic shutdowns.
In the first quarter of 2020, we began granting 90-day loan payment deferments for requesting borrowers impacted by pandemic-related economic shutdowns. Loan payment deferments were granted on $113.4 million of loans as of March 31, 2020, and on $246.3 million of loans as of April 30, 2020. Through June 30, 2020, loan payment deferments were granted on 554 loans totaling

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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

$272.2 million, or 19.1% of non-PPP loans HFI (non-GAAP). By the end of June 2020, $119.4 million, or 43.9%, of the original deferrals granted were expired.
As of June 30, 2020, 289 loans totaling $152.8 million, or 10.7% of non-PPP loans HFI (non-GAAP), remained on active deferral. Deferrals of principal and interest payments were 5.4% of non-PPP loans HFI (non-GAAP) and deferrals of principal only payments were 5.3% of non-PPP loans HFI (non-GAAP). As of July 20, 2020, $10.5 million, or 3.9%, of the original deferrals granted have requested and been approved for a second 90-day deferral term.
We have identified certain sectors within our portfolio that we believe have a heightened overall level of risk due to pandemic-related macro-economic conditions. The following table shows non-PPP loans HFI (non-GAAP) in these sectors:

	June 30, 2020
	Loans		Loans with Active COVID-19 Payment Deferment
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Hospitality services:
Hotels and other overnight lodging	$25,330	1.8%	$23,830	1.7%
Restaurants - full service	9,314	0.7%	2,010	0.1%
Restaurants - limited service	12,635	0.9%	51	—%
Other	3,642	0.2%	426	—%
Total hospitality services	$50,921	3.6%	$26,317	1.8%

Retail trade:
Automobile dealers	$36,696	2.6%	$2,874	0.2%
Other retail	23,767	1.7%	1,377	0.1%
Total retail trade	$60,463	4.3%	$4,251	0.3%

Energy	$27,952	2.0%	$5,505	0.4%
The following table shows non-PPP loans HFI (non-GAAP) in other non-industry specific areas that we believe may be affected by the pandemic:

	June 30, 2020
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Loans collateralized by non-owner occupied properties leased to retail establishments	$37,653	2.6%

Credit card loans:
Commercial	$1,253	0.1%
Consumer	841	0.1%
Total credit card loans	$2,094	0.2%
As of June 30, 2020, health care credits were 9.4% of non-PPP loans HFI (non-GAAP), with an average loan size of $267,000. This is a diversified portfolio of health care providers. Health care deferral requests were minimal at 1.6% of non-PPP loans HFI (non-GAAP) as of June 30, 2020, and concentrated with smaller independent physician and dental practices, which appear to have weathered the temporary economic shutdowns with minimal long-term issues anticipated.The nursing and residential care portfolio had no deferrals. As of June 30, 2020, health care credits with active deferrals were 0.3% of non-PPP loans HFI (non-GAAP).

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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Asset Quality and Allowance for Loan Losses
Nonperforming assets ("NPA(s)") totaled $4.3 million as of June 30, 2020, down $1.8 million, or 29.7%, from March 31, 2020, primarily due to the partial paydown and ultimate charge-off of a nonaccrual energy credit. The ratio of NPAs to total assets improved to 0.18% as of June 30, 2020, from 0.30% as of March 31, 2020.
As of June 30, 2020, the allowance for loan losses ("ALL") was $14.9 million. The ratio of ALL to loans HFI was 0.92% as of June 30, 2020, and 0.99% as of March 31, 2020. As of June 30, 2020, the ratio of ALL to non-PPP loans HFI (non-GAAP) was 1.05%(1).
The net charge-off ratio was 0.06% for the second quarter of 2020 and 0.00% for the first quarter of 2020. Due to economic uncertainties related to the pandemic shutdowns and future risks associated with the continuing COVID-19 pandemic, we are closely monitoring asset quality and will adjust the provision for loan losses as needed in the third and fourth quarters of 2020.
Deposits
Deposits as of June 30, 2020, were $2.07 billion, an increase of $341.5 million, or 19.8%, compared to March 31, 2020. Average deposits for the second quarter of 2020 were $1.99 billion, an increase of $269.2 million, or 15.6%, from the prior quarter. This increase was a result of customers receiving funds from various government stimulus programs and depositing the proceeds from their PPP loans, as well as higher deposit account opening activity.
Noninterest-bearing deposits totaled $858.4 million as of June 30, 2020, up $251.1 million, or 41.3%, from March 31, 2020. As of June 30, 2020, noninterest-bearing deposits were 41.48% of total deposits.
Interest-bearing deposits totaled $1.21 billion as of June 30, 2020, up $90.5 million, or 8.1%, compared to March 31, 2020.
Stockholders’ Equity
Total stockholders’ equity increased to $271.1 million as of June 30, 2020, from $264.2 million as of March 31, 2020. The $6.9 million increase in stockholders’ equity during the second quarter of 2020 was attributable to $6.9 million of net income and a $432,000, net of tax, market adjustment to accumulated other comprehensive income related to available-for-sale securities, partially offset by $440,000 in cash dividends. We paid our second quarterly cash dividend of $0.06 per share on June 25, 2020.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission's ("SEC") rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 25 banking centers throughout Louisiana. Banking centers are located in the following Louisiana markets: Central Louisiana, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest Louisiana, which includes the Shreveport-Bossier City MSA; Southeast Louisiana, which includes the Baton Rouge MSA; Southwest Louisiana, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net Income	$6,854	$6,745	$5,538	$13,599	$11,234

Per Common Share Data:
Earnings per share, basic	$0.94	$0.92	$0.79	$1.86	$1.64
Earnings per share, diluted	$0.93	$0.92	$0.78	$1.85	$1.63
Book value per share	$37.03	$36.08	$32.59	$37.03	$32.59
Tangible book value per share(1)	$36.81	$35.87	$32.38	$36.81	$32.38
Cash dividends per share	$0.06	$0.06	$—	$0.12	$0.20
Weighted average shares outstanding, basic	7,322,532	7,313,279	7,037,834	7,317,906	6,836,278
Weighted average shares outstanding, diluted	7,348,772	7,351,409	7,074,769	7,350,910	6,874,560

Summary Performance Ratios:
Return on average assets	1.20%	1.36%	1.18%	1.27%	1.21%
Return on average equity	10.30%	10.53%	9.92%	10.41%	10.74%
Net interest margin	3.07%	3.36%	3.46%	3.20%	3.47%
Net interest margin FTE	3.12%	3.41%	3.51%	3.26%	3.52%
Efficiency ratio	56.50%	57.40%	62.81%	56.93%	61.20%
Loans HFI to deposits ratio	78.06%	83.77%	85.23%	78.06%	85.23%
Noninterest-bearing deposits to deposits ratio	41.48%	35.15%	35.30%	41.48%	35.30%
Noninterest income to average assets	1.02%	0.95%	0.87%	0.99%	0.80%
Operating expense to average assets	2.26%	2.41%	2.65%	2.33%	2.54%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.18%	0.30%	0.70%	0.18%	0.70%
Nonperforming loans to loans HFI	0.21%	0.36%	0.87%	0.21%	0.87%
Allowance for loan losses to loans HFI	0.92%	0.99%	0.98%	0.92%	0.98%
Net charge-offs to average loans	0.06%	0.00%	0.00%	0.07%	0.00%

Capital Ratios:
Total stockholders' equity to total assets	11.48%	13.14%	12.57%	11.48%	12.57%
Tangible common equity to tangible assets(1)	11.42%	13.07%	12.50%	11.42%	12.50%
Total risk-based capital to risk-weighted assets	18.22%	18.18%	17.90%	18.22%	17.90%
Tier 1 risk-based capital to risk-weighted assets	17.25%	17.21%	16.95%	17.25%	16.95%
Common equity Tier 1 capital to risk-weighted assets	17.25%	17.21%	16.60%	17.25%	16.60%
Tier 1 risk-based capital to average assets	11.52%	12.89%	12.83%	11.52%	12.83%

(1)	Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
ASSETS
Cash and due from banks	$31,097	$31,858	$25,937	$32,724	$29,854
Interest-bearing deposits in other banks	210,254	48,605	107,355	73,598	71,761
Securities available-for-sale	413,246	401,944	335,573	341,900	318,082
Equity securities	4,032	3,998	3,936	3,954	3,924
Nonmarketable equity securities	3,441	1,354	1,350	1,347	1,342
Loans held for sale	14,578	6,597	5,089	4,113	6,029
Loans held for investment	1,615,298	1,447,362	1,438,924	1,413,162	1,393,154
Allowance for loan losses	(14,882)	(14,393)	(13,937)	(13,906)	(13,591)
Premises and equipment, net	41,465	41,711	41,744	39,828	40,032
Accrued interest receivable	6,492	5,240	5,251	4,928	5,570
Bank-owned life insurance	22,131	21,987	21,845	21,707	21,570
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,355	4,454	4,553	4,651	4,748
Other assets	8,813	8,438	9,059	9,302	8,897
Total Assets	$2,361,866	$2,010,701	$1,988,225	$1,938,854	$1,892,918

LIABILITIES
Noninterest-bearing deposits	$858,397	$607,322	$584,915	$615,051	$576,934
Interest-bearing deposits	1,210,925	1,120,460	1,136,205	1,061,800	1,057,656
Total Deposits	2,069,322	1,727,782	1,721,120	1,676,851	1,634,590
Junior subordinated debentures	—	—	—	—	5,155
Accrued interest payable	1,994	2,307	2,222	1,925	1,998
Lease liabilities	4,419	4,511	4,603	4,688	4,773
Accrued expenses and other liabilities	15,014	11,926	8,382	10,001	8,491
Total Liabilities	2,090,749	1,746,526	1,736,327	1,693,465	1,655,007
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	68,177	68,177	68,082	68,082	68,082
Additional paid-in capital	1,429	1,333	1,269	1,205	1,141
Retained earnings	195,291	188,877	182,571	175,828	168,981
Accumulated other comprehensive income (loss)	6,220	5,788	(24)	274	(293)
Total Stockholders' Equity	271,117	264,175	251,898	245,389	237,911
Total Liabilities and Stockholders' Equity	$2,361,866	$2,010,701	$1,988,225	$1,938,854	$1,892,918

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Six Months Ended
(in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019

INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$17,076	$16,466	$15,945	$33,542	$31,448
Interest on securities	1,876	1,791	1,784	3,667	3,547
Interest on federal funds sold	37	113	212	150	425
Interest on deposits in other banks	32	206	306	238	722
Dividends on stock	2	4	9	6	19
Total Interest and Dividend Income	19,023	18,580	18,256	37,603	36,161
INTEREST EXPENSE
Interest on deposits	2,051	2,492	2,449	4,543	4,746
Interest on other borrowed funds	16	—	—	16	—
Interest on junior subordinated debentures	—	—	156	—	312
Total Interest Expense	2,067	2,492	2,605	4,559	5,058
Net Interest Income	16,956	16,088	15,651	33,044	31,103
Provision for loan losses	1,525	503	529	2,028	1,055
Net Interest Income After Provision for Loan Losses	15,431	15,585	15,122	31,016	30,048
NONINTEREST INCOME
Service charges on deposit accounts	718	1,228	1,083	1,946	2,109
Debit card income, net	896	755	785	1,651	1,481
Mortgage loan income	1,947	889	657	2,835	1,171
Brokerage income	395	744	626	1,139	991
Loan and deposit income	627	300	382	927	727
Bank-owned life insurance income	144	142	137	287	270
Gain (Loss) on equity securities	33	63	56	96	104
Gain (Loss) on sale of securities	840	383	—	1,223	—
SBIC income	190	178	376	368	496
Other income (loss)	33	49	(3)	82	46
Total Noninterest Income	5,823	4,731	4,099	10,554	7,395
OPERATING EXPENSES
Personnel expenses	7,646	7,348	7,005	14,995	13,645
Occupancy and equipment expenses	1,235	1,185	1,334	2,419	2,509
Technology expenses	615	586	558	1,202	1,101
Advertising	215	261	396	476	605
Other business development expenses	256	295	277	551	560
Data processing expense	471	450	483	921	942
Other taxes	438	437	455	875	808
Loan and deposit expenses	273	246	392	519	615
Legal and professional expenses	605	495	383	1,100	702
Regulatory assessment expenses	139	26	133	164	275
Other operating expenses	976	621	988	1,597	1,800
Total Operating Expenses	12,869	11,950	12,404	24,819	23,562
Income Before Income Tax Expense	8,385	8,366	6,817	16,751	13,881
Income tax expense	1,531	1,621	1,279	3,152	2,647
Net Income	$6,854	$6,745	$5,538	$13,599	$11,234

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,606,436	$17,076	4.21%	$1,449,995	$16,466	4.50%	$1,372,020	$15,945	4.60%
Securities - taxable	266,139	1,217	1.83%	262,417	1,267	1.93%	252,742	1,344	2.13%
Securities - tax-exempt	110,026	659	2.39%	86,891	524	2.41%	73,863	440	2.38%
Federal funds sold	81,253	37	0.18%	34,030	113	1.32%	35,390	212	2.37%
Interest-bearing balances due from banks	118,090	32	0.11%	59,756	206	1.36%	52,477	306	2.31%
Nonmarketable equity securities	3,116	2	0.31%	1,351	4	1.07%	1,333	4	1.30%
Investment in trusts	—	—	—%	—	—	—%	324	5	5.99%
Total interest-earning assets	2,185,060	$19,023	3.45%	1,894,440	$18,580	3.89%	1,788,149	$18,256	4.05%
Allowance for loan losses	(14,494)			(14,078)			(13,299)
Noninterest earning assets	124,625			115,245			105,677
Total assets	$2,295,191			$1,995,607			$1,880,527
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$838,802	$611	0.29%	$795,390	$986	0.50%	$733,328	$995	0.54%
Time deposits	333,285	1,440	1.74%	335,629	1,506	1.81%	332,474	1,454	1.75%
Total interest-bearing deposits	1,172,087	2,051	0.70%	1,131,019	2,492	0.89%	1,065,802	2,449	0.92%
Junior subordinated debentures	—	—	—%	—	—	—%	10,763	156	5.81%
Other borrowings	18,681	16	0.35%	80	—	0.55%	—	—	—%
Total interest-bearing liabilities	1,190,768	$2,067	0.70%	1,131,099	$2,492	0.89%	1,076,565	$2,605	0.97%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	818,528			590,370			564,911
Accrued interest and other liabilities	18,155			16,584			15,158
Total noninterest-bearing liabilities	836,683			606,954			580,069
Stockholders’ equity	267,740			257,554			223,893
Total liabilities and stockholders’ equity	$2,295,191			$1,995,607			$1,880,527
Net interest income		$16,956			$16,088			$15,651
Net interest spread			2.75%			3.00%			3.08%
Net interest margin			3.07%			3.36%			3.46%
Net interest margin FTE(3)			3.12%			3.41%			3.51%
Cost of deposits			0.41%			0.58%			0.60%
Cost of funds			0.38%			0.53%			0.58%

(1)	Includes average outstanding balances of loans held for sale of $11.2 million, $4.2 million, and $3.6 million for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively.

(2)	Nonaccrual loans are included as loans carrying a zero yield.

(3)	Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019.

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,606,436	$17,076	4.21%	$1,449,995	$16,466	4.50%	$1,372,020	$15,945	4.60%
Less: PPP loans, net
Average	154,400			—			—
Interest		423			—			—
Fees		730			—			—
Total PPP loans, net	154,400	1,153	2.99%	—	—	—%	—	—	—%
Non-PPP loans (non-GAAP)(4)	$1,452,036	$15,923	4.34%	$1,449,995	$16,466	4.50%	$1,372,020	$15,945	4.60%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.79%			3.00%			3.08%
Net interest margin			3.08%			3.36%			3.46%
Net interest margin FTE(3)			3.13%			3.41%			3.51%

(1)	Includes average outstanding balances of loans held for sale of $11.2 million, $4.2 million, and $3.6 million for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively.

(2)	Nonaccrual loans are included as loans carrying a zero yield.

(3)	Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

(4)	Non-GAAP financial measure.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Six Months Ended June 30,
	2020			2019
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,528,216	$33,542	4.35%	$1,358,347	$31,448	4.61%
Securities - taxable	264,278	2,485	1.88%	257,010	2,723	2.12%
Securities - tax-exempt	98,458	1,182	2.40%	69,272	824	2.38%
Federal funds sold	57,642	150	0.51%	34,812	425	2.43%
Interest-bearing balances due from banks	88,923	238	0.53%	61,425	722	2.34%
Nonmarketable equity securities	2,233	6	0.54%	1,316	9	1.29%
Investment in trusts	—	—	—%	332	10	6.08%
Total interest-earning assets	2,039,750	$37,603	3.65%	1,782,514	$36,161	4.04%
Allowance for loan losses	(14,286)			(13,018)
Noninterest earning assets	119,935			103,623
Total assets	$2,145,399			$1,873,119
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$817,096	$1,597	0.39%	$743,416	$1,958	0.53%
Time deposits	334,457	2,946	1.77%	333,611	2,788	1.69%
Total interest-bearing deposits	1,151,553	4,543	0.79%	1,077,027	4,746	0.89%
Junior subordinated debentures	—	—	—%	11,050	312	5.69%
Other borrowings	9,381	16	0.35%	—	—	—%
Total interest-bearing liabilities	1,160,934	$4,559	0.79%	1,088,077	$5,058	0.94%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	704,449			558,593
Accrued interest and other liabilities	17,369			15,589
Total noninterest-bearing liabilities	721,818			574,182
Stockholders’ equity	262,647			210,860
Total liabilities and stockholders’ equity	$2,145,399			$1,873,119
Net interest income		$33,044			$31,103
Net interest spread			2.86%			3.10%
Net interest margin			3.20%			3.47%
Net interest margin FTE(3)			3.26%			3.52%
Cost of deposits			0.49%			0.59%
Cost of funds			0.45%			0.57%

(1)	Includes average outstanding balances of loans held for sale of $7.7 million and $3.1 million for the six months ended June 30, 2020 and 2019, respectively.

(2)	Nonaccrual loans are included as loans carrying a zero yield.

(3)	Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the six months ended June 30, 2020 and 2019.

	For the Six Months Ended June 30,
	2020			2019
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,528,216	$33,542	4.35%	$1,358,347	$31,448	4.61%
Less: PPP loans, net
Average	77,200			—
Interest		423			—
Fees		730			—
Total PPP loans, net	77,200	1,153	2.99%	—	—	—%
Non-PPP loans (non-GAAP)(4)	$1,451,016	$32,389	4.42%	$1,358,347	$31,448	4.61%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.89%			3.10%
Net interest margin			3.21%			3.47%
Net interest margin FTE(3)			3.27%			3.52%

(1)	Includes average outstanding balances of loans held for sale of $7.7 million and $3.1 million for the six months ended June 30, 2020 and 2019, respectively.

(2)	Nonaccrual loans are included as loans carrying a zero yield.

(3)	Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

(4)	Non-GAAP financial measure.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019
Tangible common equity
Total stockholders' equity	$271,117	$264,175	$237,911
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$269,571	$262,629	$236,365
Common shares outstanding	7,322,532	7,322,532	7,300,246
Book value per common share	$37.03	$36.08	$32.59
Tangible book value per common share (non-GAAP)	$36.81	$35.87	$32.38

Tangible assets
Total assets	$2,361,866	$2,010,701	$1,892,918
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$2,360,320	$2,009,155	$1,891,372
Total stockholder's equity to assets	11.48%	13.14%	12.57%
Tangible common equity to tangible assets (non-GAAP)	11.42%	13.07%	12.50%

Non-PPP loans HFI
Loans HFI	$1,615,298	$1,447,362	$1,393,154
Adjustments:
PPP loans, net	(192,655)	—	—
Non-PPP loans HFI (non-GAAP)	$1,422,643	$1,447,362	$1,393,154

Assets excluding PPP loans, net
Assets	$2,361,866	$2,010,701	$1,892,918
Adjustments:
PPP loans, net	(192,655)	—	—
Assets excluding PPP loans, net (non-GAAP)	$2,169,211	$2,010,701	$1,892,918

Allowance for loan losses	$14,882	$14,393	$13,591
Deposits	$2,069,322	$1,727,782	$1,634,590

Loans HFI to deposits ratio	78.06%	83.77%	85.23%
Non-PPP loans HFI to deposits ratio (non-GAAP)	68.75%	83.77%	85.23%

Allowance for loan losses to loans HFI	0.92%	0.99%	0.98%
Allowance for loan losses to non-PPP loans HFI (non-GAAP)	1.05%	0.99%	0.98%